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                                                                 Exhibit 99.k(4)

                 EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

          AGREEMENT made as of the 1st day of December, 2006 by and between Hatteras Multi-Strategy Institutional Fund, L.P., a Delaware limited partnership (the "Fund"), and Hatteras Investment Partners LLC, a Delaware limited liability corporation ("Hatteras"):

                                   WITNESSETH:

          WHEREAS, the Fund has registered under the Investment Company Act of 1940 (the "1940 Act") as a non-diversified, closed-end, management investment company; and

          NOW, THEREFORE, the parties to this Agreement agree as follows:

          1. Hatteras agrees to reimburse the ordinary operating expenses of the Fund, as set out in the Agreement of Limited Partnership dated November __, 2006, (excluding taxes, interest, brokerage commissions, reorganization-related expenses, other transaction-related expenses and any extraordinary expenses of the Fund as well as any performance allocation payable by the Fund) ("Operating Expenses") that exceed 1.75% on an annualized basis of the Fund's net assets as of the end of each month (the "Expense Limitation").

          2. This Agreement will have an initial term ending on December 1, 2009, and will automatically renew for one-year terms. This Agreement will remain in effect until terminated by Hatteras or by the Fund. Either party may terminate this Agreement upon sixty (60) days' written notice to the other party.

          3. The Fund agrees to carry forward, for a period not to exceed three
(3) years from the date on which a waiver or reimbursement is made by Hatteras, any Operating Expenses in excess of the Expense Limitation that are paid or assumed by Hatteras under this Agreement ("Excess Operating Expenses") and to repay Hatteras in the amount of such Excess Operating Expenses as set out in this Agreement. Such repayment will be made as promptly as possible, but only to the extent it does not cause the Operating Expenses for any year to exceed the Expense Limitation. If this Agreement is terminated by the Fund, the Fund agrees to repay to Hatteras in accordance with this Agreement any Excess Operating Expenses not previously repaid and, subject to the 1940 Act, such repayment will be made to Hatteras not later than thirty (30) days after the termination of this Agreement and without regard to the Expense Limitation. If this Agreement is terminated by Hatteras, the Fund agrees to repay to Hatteras in accordance with this Agreement any Excess Operating Expenses not previously repaid and, subject to the 1940 Act, such repayment will be made to Hatteras not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.

          4. This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

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          5. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

          IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

                                        HATTERAS MULTI-STRATEGY INSTITUTIONAL
                                        FUND, L.P.


                                        By: /s/ David B. Perkins
                                            ------------------------------------
                                        Its: Director


                                        HATTERAS INVESTMENT PARTNERS LLC


                                        By: /s/ David B. Perkins
                                            ------------------------------------
                                        Its: CEO and President